Oppenheimer International Diversified Fund
NSAR Exhibit – Item 77I

Oppenheimer International Diversified Fund (the "Registrant") began offering Class I shares on August 28, 2012.  Post−Effective Amendment No. 10 (08/27/2012) to the Registrant's Registration Statement, Accession Number 0000728889-12-001429, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.